Filed under Rule 433
File No. 333-195496-01

Final Term Sheet

August 1, 2016

Issuer:	Consumers Energy Company
Security:	3.25% First Mortgage Bonds due 2046
Aggregate Principal Amount Offered:	$450,000,000
Maturity Date:	August 15, 2046
Coupon:	3.25%
Yield to Maturity:	3.291%
Spread to Benchmark Treasury:	+105 basis points
Benchmark Treasury Security:	2.500% due February 15, 2046
Benchmark Treasury Price and Yield:	105-18+; 2.241%
Interest Payment Dates:	February 15 and August 15
First Interest Payment Date:	February 15, 2017
Public Offering Price:	99.222%
Optional Redemption:	Make-whole call at any time prior to February 15, 2046 at Treasury rate plus 20 basis points and, thereafter, at par
Trade Date:	August 1, 2016
Settlement Date:	August 10, 2016 (T+7)
Expected Ratings:	A1 / A / A+ (Moody’s / S&P / Fitch) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mizuho Securities USA Inc.

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

SunTrust Robinson Humphrey, Inc.

Co-Managers:	Fifth Third Securities, Inc. KeyBanc Capital Markets Inc. SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.
CUSIP/ISIN:	210518 CZ7 / US210518CZ72

Consumers Energy Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy Company and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322, Mizuho Securities USA Inc. toll-free at (866) 271-7403, MUFG Securities Americas Inc. toll-free at (877) 649-6848, Scotia Capital (USA) Inc. toll-free at (800) 372-3930, BNP Paribas Securities Corp. toll-free at (800) 854-5674, Deutsche Bank Securities Inc. toll-free at (800) 503-4611 and SunTrust Robinson Humphrey, Inc. toll-free at (800) 685-4786.

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